Exhibit 5.1

Thomas Rohde
Rechtsanwalt, LL.M.
+41 58 261 50 00
thomas.rohde@baerkarrer.ch

Coca-Cola HBC AG
Baarerstrasse 14
CH-6300 Zug
Switzerland

Zurich, [•]

391814/380/roh/x22212542.doc

Form F-4 Registration Statement

Dear Sir or Madam,

We have been asked to issue a legal opinion letter as special Swiss legal counsel of Coca-Cola HBC AG, Baarerstrasse 14, CH-6300 Zug, Switzerland, Swiss company registration number CH-170.3.037.199-9 (the “Company”) in connection with the registration statement on Form F-4 dated [•] December 2012 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) for the registration of the ordinary registered shares of the Company (the “Shares”) in connection with the exchange offer of the Company to be made to (i) all holders of outstanding ordinary shares of Coca-Cola Hellenic Bottling Company S.A., a Greek société anonyme, located in the United States of America, and (ii) all holders of outstanding American depositary shares representing ordinary shares of Coca-Cola Hellenic Bottling Company S.A., wherever located.

The Shares to be registered will be comprised of (i) the ordinary registered shares of the Company formed by way of consolidation of the existing 1,000,000 ordinary registered shares of the Company with a nominal value of CHF 0.10 each (the “Existing Shares”) into such number of ordinary registered shares of the Company with such nominal value each as may be decided by the general shareholders’ meeting of the Company before the registration of such consolidated shares in the competent commercial register (the “Consolidated Shares”), and (ii) such number of ordinary registered shares of the Company with such nominal value each as may be decided by the general shareholders’ meeting of the Company before the registration of such newly issued shares in the competent

Bär & Karrer	Zürich	Genf	Lugano	Zug	www.baerkarrer.ch
Rechtsanwälte	Bär & Karrer AG	Bär & Karrer SA	Bär & Karrer SA	Bär & Karrer AG
	Brandschenkestrasse 90	12, quai de la Poste	Via Vegezzi 6	Baarerstrasse 8
	CH-8027 Zürich	CH-1211 Genève 11	CH-6901 Lugano	CH-6301 Zug
	Phone: +41 58 261 50 00	Phone: +41 58 261 57 00	Phone: +41 58 261 58 00	Phone: +41 58 261 59 00
	Fax: +41 58 261 50 01	Fax: +41 58 261 57 01	Fax: +41 58 261 58 01	Fax: +41 58 261 59 01
	zuerich@baerkarrer.ch	geneve@baerkarrer.ch	lugano@baerkarrer.ch	zug@baerkarrer.ch

commercial register (the “New Shares,” and the general meetings referred to in (i) and (ii) above, the “General Meeting”).

All capitalized terms used in this legal opinion letter shall have the meaning as defined herein.

I                       DOCUMENTS

In arriving at the opinions expressed in clause III below, we have exclusively reviewed and relied on the following documents, the sufficiency of which we confirm for purposes of this legal opinion letter:

a)                             an excerpt from the commercial register of the Canton of Zug, Switzerland, in relation to the Company, certified by said register to be up-to-date as of [•] 2012 (the “Excerpt”);

b)                             a copy of the articles of association of the Company, certified on [•] 2012 by the commercial register of the Canton of Zug, Switzerland, to be up-to-date as deposited with such register on [•] 2012 (the “Articles”); and

c)                              an electronic copy of the Registration Statement.

II                  ASSUMPTIONS

In arriving at the opinions expressed in clause III below, we have assumed (without verification) cumulatively that:

a)                             the General Meeting will duly and validly resolve on the consolidation of the Existing Shares into the Consolidated Shares, and (ii) the increase of the share capital of the Company by way of an ordinary share capital increase (ordentliche Kapitalerhöhung) through the issuance of the New Shares, (the “Shareholders’ Resolutions”) as described in the Registration Statement under the heading “Description of the Coca-Cola HBC Shares and Articles of Association — Share Capital of Coca-Cola HBC”;

b)                             the amendments of the Articles in connection with the consolidation of the Existing Shares into the Consolidated Shares and the entry of the Consolidated Shares into the competent commercial register will be made, each in compliance with Swiss law;

c)                             the issuance of the New Shares will be made in accordance with the Shareholders’ Resolutions and as described as in the Registration Statement under the heading “Description of the Coca-Cola HBC Shares and Articles of Association — Share Capital of Coca-Cola HBC”;

d)                             the board of directors of the Company will duly and validly resolve on the issuance of the New Shares, and the (i) payment of the issuance price by way of contribution in kind, (ii) requisite report of an auditing company subject to governmental supervision (confirming, amongst others, the foregoing), (iii) amendments to the Articles, and (iv) entry of the New Shares into the competent commercial register, will be given or made, each in compliance with Swiss law;

e)                              the information set out in the Excerpt and the Articles is true, accurate, complete and up-to-date as of the date of this legal opinion letter and no changes have been made or will be made that should have been or should be reflected in the Articles or the Excerpt as of the date of this legal opinion letter or at the date of the issuance of the New Shares (except the changes referred to in this clause II);

f)                               the documents listed under clause I above and submitted to us as (hard or electronic) copies are complete and conform to the original document;

g)                              all signatures and seals on any document listed under clause I above are genuine;

h)                             where a name is indicated (in print or in handwriting) next to a signature appearing on any of the document listed under clause I above, the signature has been affixed by the person whose name is indicated, and where no name is indicated (in print or in handwriting) next to a signature appearing on any of the document listed under clause I above, the relevant documents have been duly signed by authorized signatories;

i)                                 the general meeting of shareholders of the Company will not pass any resolutions which relate to the share capital of the Company but the Shareholders’ Resolutions;

j)                                to the extent any authorizations, approvals, consents, licenses, exemptions or other requirements (collectively the “Authorizations”) are to be obtained outside Switzerland, such Authorizations will have been obtained or fulfilled in due time, and will remain in full force and effect at all times through the issuance of the Shares;

k)                             to the extent agreements or documents have to be executed or any obligations have to be performed under applicable laws other than Swiss law or in any jurisdiction outside Switzerland, such execution or performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction; and

l)                                 the Company will not pass a voluntary winding-up resolution, no petition will be presented or order made by a court for the winding-up, dissolution, bankruptcy or administration of the Company, and no receiver, trustee in bankruptcy, administrator or similar officer will have been appointed in relation to the Company or any of its assets or revenues between the date of this legal opinion letter and the date of the issuance of the Shares.

III             OPINIONS

Based upon the foregoing, and subject to the qualifications and reliance limitations set out in clause IV and clause V below, we are of the opinion that under the laws of Switzerland as currently in force and interpreted:

a)                             the Company is a stock corporation (Aktiengesellschaft) duly organized and validly existing under the laws of Switzerland, with corporate power and authority to conduct its business in accordance with its Articles;

b)                             the Existing Shares issued and outstanding at the date of this legal opinion letter have been validly issued, fully paid and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders);

c)                              the Consolidated Shares, if and when consolidated and delivered as described in the Registration Statement will be validly issued, fully paid and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders);

d)                             the New Shares, if and when issued and delivered as described in the Registration Statement, will be validly issued, fully paid and non-assessable (i.e. no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

IV              QUALIFICATIONS

The opinions given under clause III above are each subject to the following cumulative qualifications:

a)                             The opinions expressed herein are strictly limited to matters governed by the laws of Switzerland and thus to opinions on certain Swiss law matters.

b)                             The opinions expressed herein are based on and subject to the laws of Switzerland as in force and generally interpreted based on available legal sources as of the date of this legal opinion letter, and where this legal opinion letter refers to “Swiss law” or “the laws of Switzerland”, it solely refers to Swiss law as in force and generally interpreted based on available legal sources as of the date of this legal opinion letter. Such laws are subject to change.

c)                              We have made no investigation of the laws of any other jurisdiction (but the laws of Switzerland) as a basis for this legal opinion letter and do not express or imply any opinion thereon.

d)                             The opinions expressed herein relate only to legal matters explicitly covered by this legal opinion letter (taking into account cumulatively all assumptions and qualifications) and no opinion is given by implication or otherwise on any other matter.

e)                              In issuing this legal opinion letter, we based ourselves solely on the documents set out in clause I above and were not instructed to, and did not, make any further independent search or due diligence; we do not opine as to an facts or circumstances occurring or coming to our attention subsequently to the date hereof.

f)                               The assumptions and qualifications apply to all opinions expressed in this legal opinion letter.

g)                              We express no opinion herein as to the accuracy or completeness of the information set out in the Registration Statement or of the representation and warranties set out in the Registration Statement.

h)                             We express no opinion herein as to regulatory matters or as to any commercial, accounting, calculating, auditing, tax, or other non-corporate law matter.

i)                                 The registration of the Shares in the commercial register of the Canton of Zug, Switzerland, may be prevented by a shareholder of the Company or any other person or entity in accordance with article 162 et seq. of the Swiss ordinance regarding the commercial register (Handelsregisterver-ordnung).

j)                                As a matter of mandatory Swiss law, shareholders as well as the board of directors of a company are entitled to challenge resolutions adopted by a general shareholders’ meeting believed to violate the law or the company’s articles of association by initiating legal proceedings against such company within two months following such meeting. Therefore, notwithstanding registration of the Shares in the competent commercial register, any shareholder or the board of directors of the Company may challenge the resolutions taken by the general shareholders’ meeting of the Company on which such registration of the Shares in the competent commercial register may be based.

k)                             In this opinion, Swiss legal concepts are expressed in English terms and not in any official Swiss language; these concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

V                   RELIANCE

This legal opinion letter is addressed to the Company. We hereby consent to the filing of this legal opinion letter as an exhibit to the Registration Statement and to the references to us under the headings “Risk Factors”, “Validity of Coca-Cola HBC Shares” and “Enforceability of Civil Liabilities” in the Registration Statement. In giving such consent, we do not thereby admit or imply that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

This legal opinion letter is furnished by us, as special Swiss legal counsel to the Company, in connection with the filing of the Registration Statement, and, except as provided in the immediately preceding paragraph, it may not be used by, copied by, circulated by, quoted by, referred to, or disclosed to any party or for any other purpose without our prior written consent.

Any reliance on this opinion is limited to the legal situation existing at the date of this legal opinion letter, and we shall be under no obligation to advise you on or to amend this legal opinion letter to reflect any change in circumstances or applicable laws or regulations for any period after the date of issuance of this legal opinion letter.

This legal opinion letter shall be governed by and construed in accordance with the laws of Switzerland. This legal opinion letter may only be relied upon on the express condition that any issues of interpretation or liability arising hereunder will be governed by the laws of Switzerland.

Yours faithfully,

BÄR & KARRER AG